EXHIBIT 99.2

 Bukit Jalil Global Acquisition 1 Ltd. Announces Closing of $57.5 Million Initial Public Offering Including Full Exercise Of Underwriters’ Over-Allotment Option

New York, June 30, 2023 – Bukit Jalil Global Acquisition 1 Ltd. (the “Company”), a blank check company incorporated in the Cayman Islands, today announced the closing of its initial public offering of 5,750,000 units (which includes full exercise of the underwriters’ over-allotment option) at a price of $10.00 per unit for aggregate gross proceeds of $57.5 million. Each unit consists of one ordinary share, one-half of one redeemable warrant and one right to receive one-tenth of one ordinary share upon consummation of an initial business combination. Each whole redeemable warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share. The units commenced trading on The Nasdaq Capital Market (“NASDAQ”) under the ticker symbol “BUJAU” on June 28, 2023. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights will be listed on NASDAQ under the symbols “BUJA,” “BUJAW,” and “BUJAR,” respectively.

The Company is a blank check company sponsored by Bukit Jalil Global Investment Ltd., a Cayman Islands exempted company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a prospective target business which will not be limited to a particular industry or geographic location.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

Brookline Capital Markets, a division of Arcadia Securities, LLC acted as the co-manager for the offering.

Robinson & Cole LLP served as the U.S. counsel to Bukit Jalil Global Acquisition 1 Ltd. and Sichenzia Ross Ference LLP served as United States counsel to the representative of the underwriters in this offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 27, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

The offering is being made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Bukit Jalil Global Acquisition 1 Ltd.

Foo Seck Chyn

Chief Executive Officer

+60122109795

neil.foo@bjacquisition.com